As filed with the Securities and Exchange Commission on February 6, 2008

Registration No. 333-147591

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3 to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ENLIVEN MARKETING TECHNOLOGIES CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	7373 (Primary Standard Industrial Classification Code Number)	95-4102687 (I.R.S. Employer Identification Number)

205 West 39th Street, 16th Floor
New York, New York 10018
(212) 201-0800
(Address, including zip code, and telephone number, including area code, of
Registrant’s principal executive offices)

Andrew J. Graf
Secretary and General Counsel
Enliven Marketing Technologies Corporation
205 West 39th Street, 16th Floor
New York, New York 10018
(212) 201-0800
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With a copy to:

Milbank, Tweed, Hadley & McCloy LLP
One Chase Manhattan Plaza
New York, New York 10005
(212) 530-5000
Attention: Alexander M. Kaye, Esq.

          Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement until all the shares hereunder have been sold.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

          If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common Stock, par value $.001 per share	15,714,285	$1.05	$16,499,999	$648
Common Stock, par value $.001 per share, issuable upon exercise of warrants	4,714,285	$0.84	$3,959,999	$156
Total	20,428,570		$20,459,999	$804

(1)

Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) and (g) under the Securities Act based on (i) the average of the high and low prices for Enliven Marketing Technologies Corporation’s common stock as reported on the Nasdaq Capital Market on January 31, 2008 and (ii) an average warrant exercise price of $0.84 with respect to shares issuable upon exercise of the warrants to acquire 4,714,285 shares of common stock held by the selling stockholders.

(2)	A fee of $864 was previously paid by the Registrant.

          The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PROSPECTUS

PROSPECTUS SUBJECT TO COMPLETION, DATED FEBRUARY 6, 2008

ENLIVEN MARKETING TECHNOLOGIES CORPORATION

20,428,570 SHARES OF COMMON STOCK

          The selling stockholders identified on page 12 of this prospectus are offering these shares of common stock of Enliven Marketing Technologies Corporation (“Enliven”) (formerly known as Viewpoint Corporation). The shares may be offered through public or private transactions, at prevailing market prices or at privately negotiated prices. The methods of sale of the common stock offered by this prospectus are described under the heading “Plan of Distribution” on page 15. Enliven will not receive any portion of the proceeds from the sale of these shares.

          Enliven’s common stock is quoted on the Nasdaq Capital Market under the symbol “ENLV.”

          On January 31, 2008, the last reported closing price of the common stock on the Nasdaq Capital Market was $1.09 per share.

          Our principal executive offices are located at 205 West 39th Street, 16th Floor, New York, New York 10018, and our telephone number is (212) 201-0800.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of the disclosures in the prospectus. Any representation to the contrary is a criminal offense.

          The shares offered in this prospectus involve a high degree of risk. You should carefully consider the “Risk Factors” referenced on pages 2–10 in determining whether to purchase Enliven common stock.

          The information in this prospectus is not complete and may be changed. No securities described in this prospectus can be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is                , 2008.

PROSPECTUS SUMMARY

          The following summary highlights selected information appearing elsewhere and incorporated by reference in this prospectus and does not contain all the information that you should consider before investing in our common stock. This prospectus and the documents incorporated by reference herein include information about the securities being offered, as well as information regarding our business and detailed financial information. We encourage you to read this prospectus and any prospectus supplement in its entirety, including the documents incorporated by reference herein and therein. As used in this prospectus, the words “we”, “us”, “our” and similar terms refer to Enliven Marketing Technologies Corporation, a Delaware corporation, together with its subsidiaries, unless the context otherwise provides.

Enliven Marketing Technologies Corporation

          Enliven Marketing Technologies Corporation (“Enliven” or the “Company”) is an internet marketing technology company that focuses on using its technical capabilities to help marketers effectively promote their products online. Enliven provides a full suite of digital products, services and consulting for internet marketers. Enliven employs its visualization technology to drive powerful customer-facing marketing tools that enable marketers to showcase complex products in a simple way, and allows for user interaction. Since 2003 we have extended the historical imaging capabilities of our proprietary graphics technology to develop a search business that provides internet consumers a flexible graphical searching experience and an advertising delivery system that specializes in deploying video and rich media advertising. The Company supplements its revenues in these product segments by using its in-house services team to build sophisticated content that is used by customers in each product segment.

          Enliven offers an online advertising campaign management and deployment product known as the Unicast Advertising Platform or “UAP”. UAP permits publishers, advertisers, and their agencies to manage the process of deploying online advertising campaigns. This process includes creating the advertising assets, selecting the sites on which the advertisements will be deployed, setting the metrics (ad rotation, the frequency with which an ad may be deployed, and others) associated with the campaign, ad deployment, and tracking of campaign results. UAP enables users to manage advertising campaigns across many sites.

          In March 2004, Enliven entered the internet search business by launching a toolbar search product which the Company calls the “Viewpoint Toolbar”. The Viewpoint Toolbar attaches to the Internet Explorer browser, enabling web surfers to conduct internet searches without leaving the web page they are viewing. When a user enters a term or phrase in the search field of the Viewpoint Toolbar, search results appear not only as text links listed on a search results page but also as thumbnail icons of the web pages themselves in a “tray” that descends from the Viewpoint Toolbar. Additionally, if a user visits certain internet search engine sites the Viewpoint Toolbar will simultaneously receive a user’s search request and provide the user comparative thumbnail search results in the Viewpoint Toolbar search results tray.

          The Company executed a search advertising agreement with Yahoo! in 2004, which was amended in 2006 and in 2007. The agreement provides that Yahoo! is the exclusive provider of search results for the Viewpoint Toolbar through March 2008. Yahoo! pays a variable fee per month for access to the Company’s distribution and exclusive rights to display search results through the Viewpoint Toolbar. Revenue generated is a function of the number of Viewpoint Toolbars performing searches, the number of searches that are sponsored by advertisers, the number of advertisements that are clicked on by Viewpoint Toolbar searchers, the rate advertisers pay for those advertisements, and the percentage retained by Yahoo! for providing the results.

          We also provide fee-based professional services for creating content and implementing visualization systems. Clients include both content-related licensees and advertisers who use UAP as well as internal services provided to our marketing team. Our professional services group uses the Enliven platform, as well as a spectrum of tools and other technologies to create enhanced rich media solutions for a client’s particular purpose, whether over the web, intranet systems or offline media and applications. We provide the support our clients need to implement the rich media content, to fully utilize the enhanced software, or to maximize the branding potential of the advertising opportunity. With the addition of Makos Advertising, a full service creative agency, in April 2007, the Company began offering broadcast and video advertising content, branding and graphic design. In addition, in October 2007, the Company acquired Springbox, Ltd., an Austin-based interactive marketing firm with expertise in digital web marketing and creative solutions. Clients supported during 2007 include America Online, Toyota Motor Services, General Electric and Honda.

Corporate Information

          We were incorporated in Delaware in October 1995 as MetaTools, Inc. In May, 1997 we changed our name to MetaCreations Corporation. On November 30, 2000, we changed our name to Viewpoint Corporation. On January 1, 2008, we changed our name to Enliven Marketing Technologies Corporation.

          Our principal executive offices are located at 205 West 39th Street, 16th Floor, New York, NY 10018, and our telephone number is (212) 201-0800. We maintain our corporate website at www.enliven.com. The information contained in, or that can be accessed through, our website is not a part of this prospectus.

The Offering

Shares of common stock offered by the selling stockholders	20,428,570 shares

Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders under this prospectus.

Our Nasdaq Capital Market symbol	ENLV

RISK FACTORS

          An investment in Enliven involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained or incorporated by reference in this prospectus, before you decide to invest in Enliven. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In this case, the market price of our common stock could decline, and you could lose all or part of your investment.

We have a history of losses and expect to incur losses in the future, which may cause our share price to decline.

          The Company had cash, cash equivalents and marketable securities of $3.3 million at September 30, 2007. During the year ended December 31, 2006 and the nine months ended September 30, 2007, net cash used in operations amounted to $5.8 million and $5.1 million, respectively. As of September 30, 2007, the Company had an accumulated deficit of $293.0 million. The Company has incurred negative cash flows and net losses since inception. There can be no assurance that the Company will achieve or sustain positive cash flows from operations or profitability. As of the Company’s quarterly filing with respect to the second quarter of 2007, management estimated that the Company did not have adequate liquidity to fund operations beyond one year and that there was substantial doubt about the Company’s ability to continue as a going concern. As the result of the October 2007 private placement, the Company now estimates that there is sufficient liquidity to fund estimated losses beyond September 30, 2008; however should the Company experience unforeseen increases in expenditures or should estimated revenues not materialize, it could significantly impair the ability of the Company to fund future operations which would require management to scale back operations, raise additional debt or equity capital or discontinue operations before September 30, 2008. The Company may seek additional funds when necessary through public or private equity financing or from other sources to fund operations and pursue growth, although there are no assurances that the Company can obtain such financing with reasonable terms. Any financing the Company obtains may contain covenants that restrict the Company’s freedom to operate the business or may have rights, preferences or privileges senior to the Company’s common stock and may dilute the Company’s current shareholders’ ownership interest in Enliven.

We may have to obtain financing on less favorable terms, which could dilute current stockholders’ ownership interests in the company.

          In order to fund our operations and pursue our growth strategy we may seek additional financing through public or private equity funding or from other sources.

          Our consolidated financial statements have been prepared on the basis of a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. If we became unable to continue as a going concern, we would have to liquidate our assets and we might receive significantly less than the values at which they are carried on our consolidated financial statements. Any shortfall in the proceeds from the liquidation of our assets would directly reduce the amounts, if any, that holders of our common stock could receive in liquidation.

          To remain a going concern, we require significant funding. Our current financial position may materially and adversely affect our stock price. Our independent registered public accountants have included an explanatory paragraph in their report for our fiscal year ended December 31, 2006 with respect to our ability to continue as a going concern.

          On October 18, 2007 we closed a private placement transaction pursuant to a securities purchase agreement dated as of October 18, 2007 with certain accredited investors, pursuant to which we issued to the selling stockholders 15,714,285 shares of our common stock and warrants to purchase 4,714,285 shares of our common stock in return for an aggregate consideration of $11.0 million. We have no commitment for additional financing and we may experience difficulty in obtaining additional financing on favorable terms, if at all. Any financing we obtain may contain covenants that restrict our freedom to operate our business or may have rights, preferences, or privileges senior to our common stock and may dilute our current stockholders’ ownership interest in Enliven.

Our stock may be delisted from NASDAQ, which may adversely affect our ability to raise capital and stockholders’ ability to sell their shares.

          The Nasdaq Stock Market (“Nasdaq”) notified the Company on November 27, 2006 that the Company’s common stock could be delisted from Nasdaq for failure to maintain a minimum bid price of $1.00 and that the Company had until May 29, 2007 to regain compliance with the listing standards of The Nasdaq Global Market. On May 24, 2007, the Company received written notification from Nasdaq that the Staff had approved the Company’s application to transfer the listing of the Company’s common stock from The Nasdaq Global Market to The Nasdaq Capital Market. The Company’s securities commenced trading on The Nasdaq Capital Market effective May 29, 2007. On June 6, 2007, the Company received notification from Nasdaq that the Company has regained compliance with Nasdaq’s continued listing requirements under Marketplace Rule 4310(c)(4). The notification provided that the closing bid price of the Company’s common stock has been at $1.00 per share or greater for at least 10 consecutive business days and, accordingly, Nasdaq advised the Company that this matter is now closed.

          On September 17, 2007 the Company received a second written notification from the NASDAQ Listing Qualifications Department notifying management that, for the last 30 consecutive business days, the bid price of the Company’s common stock has closed below the minimum $1.00 per share requirement for continued inclusion under NASDAQ Marketplace Rule 4310(c)(4). The Company, in accordance with NASDAQ Marketplace Rule 4310(c)(8)(D), was provided 180 calendar days, or until March 17, 2008, to regain compliance. To regain compliance, the bid price of the Company’s common stock must close at $1.00 per share or more for a minimum of ten consecutive business days at any time before March 17, 2008.

          On January 10, 2008, the Company received notification from NASDAQ that it had regained compliance with NASDAQ’s continued listing requirements under Marketplace Rule 4310(c)(4). The Company’s common stock has been at $1.00 per share or greater for at least 10 consecutive business days and, accordingly, NASDAQ advised the Company that this matter is now closed.

          If the Company’s common stock is delisted from NASDAQ, the market liquidity of the Company’s common stock will be significantly limited, which would reduce stockholders’ ability to sell Company securities in the secondary market. Additionally, any such delisting would harm the Company’s ability to raise capital through alternative financing sources on acceptable terms, if at all, and may result in the loss of confidence in the Company’s financial stability by suppliers, customers and employees. The Company cannot give investors in its common stock any assurance that the Company will be able to regain and maintain compliance with the $1.00 per-share minimum price requirement for continued listing on NASDAQ or that its stock will not be delisted by NASDAQ.

If our common stock were to be delisted from NASDAQ we would be in default of certain loan covenants which could require the accelerated payment of our $3.1 million subordinated loan.

          If the Company’s common stock is delisted from NASDAQ it will violate a covenant within the 4.95% subordinated note agreement between the Company and Federal Partners P, L.P., an affiliate of the Clark Estates which would accelerate the maturity date of the $3.1 million of subordinated notes.

          In March 2007, the Company and Federal Partners, L.P. amended the 4.95% subordinated note in the principal amount of $3.1 million (referred to herein as the “Holder”) to extend the maturity date from March 31, 2008 to September 30, 2009 in exchange for the payment by Enliven of $0.2 million to the Holder of the subordinated note, and adding $0.3 million to the principle of the note. In addition, the amended note waived the aforementioned delisting covenant through December 31, 2008.

Our efforts to distribute our graphically enhanced search toolbar may experience setbacks limiting or reducing our search revenue.

          We distribute our Graphically Enhanced Search toolbar through a complicated process that relies on internet users visiting websites or seeing advertising for a sufficient period of time to receive the software that eventually offers them our search toolbar. We need to continue to expand our reach of internet users who visit affiliated websites or view our advertising in order to receive the software. During 2005, our rate of installation slowed to approximately 1.0 million per month, which has continued to decline to less than 0.5 million per month in 2006. There can be no assurance that this rate of installation will not continue to slow. Additionally, our reach is impacted by the rate of uninstallation of our Viewpoint Toolbars. We believe 3.3 million, 6.6 million, 3.6 million and 2.1 million Viewpoint Toolbars were uninstalled during 2004, 2005, 2006, and the first nine months of 2007, respectively, after being accepted by a consumer. The Viewpoint Toolbars could have been uninstalled for a variety of reasons including lack of use, concern over performance, acceptance of a competitor’s product or user error. If we are not able to increase the rate of installation of the Viewpoint Toolbar, the pace of uninstallations could lead to a decrease in our total net installed universe and a decline in revenues. The Company is continuing to evaluate methods of enhancing the toolbar user’s experience on the web through new features (including 3-D widget applications). If the Company is unable to identify new enhancements to toolbar users, the Company expects to see a decrease in revenue in this segment.

The success of our graphically enhanced search operations depends on users’ satisfaction with search results supplied by Yahoo!.

          We have an agreement with Yahoo! which establishes Yahoo! as our exclusive supplier of search results for the Viewpoint Toolbar. This agreement expires in March 2008. The market for products that enable and supply search results is relatively new, intensely competitive, and rapidly changing. Yahoo!’s principal competitors for supplying search results include Google Inc. and Microsoft. If these or other competitors develop more popular search results, end users may choose to use search toolbars or other search methods through which results from these competitors are supplied.

We may be unable to successfully replace our search results vendor when our distribution contract with Yahoo! expires in March 2008.

          We receive paid search results from Yahoo!. Yahoo! is successful at attracting advertisers who seek to purchase internet search advertisements, and our agreement with Yahoo! provides us a satisfactory percentage of those revenues. Our contract with Yahoo! expires in March 2008. There can be no assurance that our agreement with Yahoo! will be renewed on the same or more favorable terms, if at all. Furthermore, there can be no assurance that we would be able to successfully replace Yahoo! with another provider of search results on similar financial terms if necessary.

Our software products may be wrongly labeled as spyware or adware which might lead to its uninstallation causing a decrease in our revenues.

          Our software products do not collect personally-identifiable information about users or track their activity on the internet. Nonetheless, our software products, including the Viewpoint Toolbar and the Viewpoint Media Player, have been wrongly characterized as spyware or adware by certain security software vendors. We monitor activity in this area and undertake efforts to educate vendors about the characteristics of our software, and thus far have been successful largely at getting these vendors to change their characterization of our Viewpoint Toolbar. Should we fail to persuade such vendors about the functionality of our Viewpoint Toolbar, or not learn about a false characterization on a timely basis, a substantial number of our Viewpoint Toolbars could be uninstalled leading to a decrease in our revenues and our business will be materially and adversely affected.

Our business may not grow if the internet advertising market does not continue to develop or if we are unable to successfully implement our business model.

          A significant part of our business model is to generate revenue by providing interactive marketing solutions to advertisers, ad agencies and web publishers. The profit potential for this business model is unproven. For our business to be successful, internet advertising will need to achieve increasing market acceptance by advertisers, ad agencies and web publishers. The intense competition among Internet advertising sellers has led to the creation of a number of pricing alternatives for Internet advertising. These alternatives make it difficult for us to project future levels of advertising revenue and applicable gross margin that can be sustained by us or the Internet advertising industry in general.

          Intensive marketing and sales efforts may be necessary to educate prospective advertisers regarding the uses and benefits of, and to generate demand for, our products and services. Advertisers may be reluctant or slow to adopt a new approach that may replace, limit or compete with their existing systems. Acceptance of our new solutions will depend on the continued emergence of Internet commerce, communication, and advertising, and demand for its solutions. We cannot assure you that use of the Internet will continue to grow or that current uses of the Internet are sustainable.

Our failure to successfully compete may hinder our growth.

          The markets for Internet advertising and related products and services are intensely competitive and such competition is expected to increase. Our failure to successfully compete may hinder our growth. Many of our competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than ours. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products or services to address the needs of our prospective clients. We cannot be certain that we will be able to successfully compete against current or future competitors. In addition, the Internet must compete for a share of advertisers’ total budgets with traditional advertising media, such as television, radio, cable and print, as well as content aggregation companies and other companies that facilitate Internet advertising. To the extent that the Internet is perceived to be a limited or ineffective advertising or direct marketing medium, advertisers and direct marketers may be reluctant to devote a significant portion of their advertising budgets to Internet marketing.

Our revenues will be subject to seasonal fluctuations.

          We believe that our revenues will be subject to seasonal fluctuations because advertisers generally place fewer advertisements during the first and third calendar quarters of each year and direct marketers mail substantially more marketing materials in the third quarter of each year. Furthermore, Internet user traffic typically drops during the summer months, which reduces the number of advertisements to sell and deliver and searches performed.

Expenditures by advertisers and direct marketers tend to vary in cycles that reflect overall economic conditions as well as budgeting and buying patterns. Our revenue could be materially reduced by a decline in the economic prospects of advertisers, direct marketers or the economy in general, which could alter current or prospective advertisers’ spending priorities or budget cycles or extend our sales cycle. In addition, any decreases in or delays in advertising spending due to general economic conditions could reduce our revenues or negatively impact our ability to grow our revenues. Due to such risks, you should not rely on quarter-to-quarter comparisons of our results of operations as an indicator of our future results. Our staffing and other operating expenses are based in large part on anticipated revenues. It may be difficult for us to adjust our spending to compensate for any unexpected shortfall. If we are unable to reduce our spending following any such shortfall, our results of operations would be adversely affected.

We may enter into business combinations and strategic alliances which could be difficult to integrate and may disrupt our business.

          We acquired Unicast Communications Corp. on January 3, 2005, Makos Advertising, L.P. on April 30, 2007 and Springbox Ltd. on October 31, 2007 and may continue to pursue expansion of our operations or market presence by entering into additional business combinations, investments, joint ventures or other strategic alliances with other companies. These transactions create risks such as:

•	difficulty assimilating the operations, technology and personnel of the combined companies;

•	disruption of our ongoing business;

•	problems retaining key technical and managerial personnel;

•	expenses associated with amortization of purchased intangible assets;

•	additional operating losses and expenses of acquired businesses;

•	responsibility for liabilities of acquired businesses; and

•	impairment of relationships with existing employees, customers and business partners.

We may need to develop new products or other untested methods of increasing sales with our existing products or distribution network to generate sales and if we are unsuccessful the growth of our business may cease or decline.

          Our search and licensing revenues have declined significantly year-over-year. If this decrease in sales of our products continues or our new products are unsuccessful, we will be unable to generate sufficient revenues to offset current costs. Accordingly, we may be required to develop new products or other untested methods. If these new products or untested methods fail to increase sales, our business may cease or decline.

We will need to keep pace with rapid technological change in the internet search and advertising industries.

          In order to remain competitive, we will be continually required to enhance and to improve the functionality and features of our Search and Advertising systems products, which could require us to invest significant capital. If our competitors introduce new products and services embodying new technologies, or if new industry standards and practices emerge, our existing services, technology, and systems may become obsolete and we may not have the funds or technical know-how to upgrade our services, technology, and systems. We may face material delays in introducing new services, products, and enhancements. If such delays occur, our users may forego use of our services and select those of our competitors, in which event, our business, prospects, financial condition and results of operations could be materially adversely affected.

Our ad campaign management and deployment solution may not be successful and may cause business disruption.

          The “Unicast Ad Platform” (“UAP”) is our proprietary online advertising campaign management and ad deployment technology. We must, among other things, ensure that this technology will function efficiently at high volumes, interact properly with our database, offer the functionality demanded by our customers and assimilate our sales and reporting functions. Customers may become dissatisfied by any system failure that interrupts our ability to provide our services to them, including failures affecting our ability to deploy advertisements without significant delay to the viewer. Sustained or repeated system failures would reduce the attractiveness of our solutions to advertisers, ad agencies, and web publishers and could result in contract terminations, fee rebates and make-goods, thereby reducing revenue. Slower response time or system failures may also result from straining the capacity of our deployed software or hardware due to an increase in the volume of advertising deployed through our servers. To the extent that we do not effectively address any capacity constraints or system failures, our business, results of operations and financial condition could be materially and adversely affected.

We might experience significant defects in our products.

          Software products frequently contain errors or failures, especially when first introduced or when new versions are released. We might experience significant errors or failures in our products, or they might not work with other hardware or software as expected, which could delay the growth of our Viewpoint Toolbar or UAP products, or which could adversely affect market acceptance of our products. Any significant product errors or design flaws would slow the adoption of our products and cause damage to our reputation, which would seriously harm our business. If customers were dissatisfied with product functionality or performance, we could lose revenue or be subject to liability for service or warranty costs and claims, and our business, operating results and financial condition could be adversely affected.

Our technical systems are vulnerable to interruption and damage.

          A disaster could interrupt our services for an indeterminate length of time and severely damage our business, prospects, financial condition and results of operations. Our systems and operations are vulnerable to damage or interruption from fire, floods, power loss, telecommunications failures, break-ins, sabotage, computer viruses, penetration of our network by unauthorized computer users and “hackers,” and similar events. The occurrence of a natural disaster or unanticipated problems at our technical operations facilities could cause material interruptions or delays in our business, loss of data, or render us unable to provide services to customers. Failure to provide the data communications capacity we require, as a result of human error, natural disaster, or other operational disruptions could cause interruptions in our services and web sites. The occurrence of any or all of these events could adversely affect our business, prospects, financial condition and results of operations.

          In addition, interruptions in our services could result from the failure of our telecommunications providers to provide the necessary data communications capacity in the time frame we require. Our UAP technology resides on computer systems located in our data centers hosted by IBM and Savvis and uses the networking capabilities of these companies, Akamai and other providers. These systems’ continuing and uninterrupted performance is critical to our success. Despite precautions that we have taken, unanticipated problems affecting our systems in the future could cause interruptions in the delivery of our solutions. Our business, results of operations and financial condition could be materially and adversely affected by any damage or failure that interrupts or delays our operations. To improve the performance and to prevent disruption of our services, we may have to make substantial investments to deploy additional servers or one or more copies of our web sites to mirror our online resources. Although we believe we carry property insurance with adequate coverage limits, our coverage may not be adequate to compensate us for all losses, particularly with respect to loss of business and reputation that may occur.

Our management team has only recently started working together.

          During 2005 and 2006, the Company hired several new sales and marketing managers, general managers to run the product groups and appointed a new Chief Financial Officer. While all these individuals were familiar with the Internet business and Enliven in particular, and several had worked together before, there can be no assurance that these employees will successfully be able to transfer their experience to Enliven. Furthermore, there can be no assurance that these new employees or existing Enliven employees will successfully support one another to execute the required strategy and tactics to be a successful and profitable company.

Our stock price is volatile, which could subject us to class action litigation.

          The market price of our common stock has fluctuated significantly in the past. The price at which our common stock will trade in the future will depend on a number of factors including:

•	actual or anticipated fluctuations in our operating results;

•	general market and economic conditions affecting Internet companies;

•	our announcement of new products, technologies or services;

•	developments regarding our products, technologies or services, or those of our competitors; and

•	sales of large blocks of common stock by individual or institutional shareholders.

          In addition, securities class action litigation has often been brought against companies following periods of volatility in the market price of their securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management’s attention and resources, which could have a material adverse effect on our business, financial condition, operating results and cash flows.

Our charter documents could make it more difficult for an unsolicited third party to acquire us.

          Our certificate of incorporation and by-laws contain provisions that could make it difficult for an unsolicited third party to acquire control of us, even if a change in control would be beneficial to stockholders. For example, our certificate of incorporation authorizes our board of directors to issue up to 5,000,000 shares of “blank check” preferred stock. Without stockholder approval, the board of directors has the authority to attach special rights, including voting and dividend rights, to this preferred stock. With these rights, preferred stockholders could make it more difficult for an unsolicited third party to acquire our company. In July 1998, the Board of Directors adopted a stockholder rights plan, which was amended in June, 1999, November, 2000 and May, 2007. The stockholder rights plan, as amended, provides for the issuance of preferred stock purchase rights (“Rights”) to the holders of our common stock. The Rights have certain anti-takeover effects and are designed to protect and maximize the value of the outstanding equity interests in the Company in the event of an unsolicited attempt by an acquiror to take over the Company in a manner or on terms not approved by the Board of Directors. If triggered, the Rights would cause substantial dilution to a person or group of persons who acquires more than 15% (17.5% for Computer Associates International, Inc. and 19.99% for DG FastChannel, Inc.) of the Company’s common stock on terms not approved by the Board of Directors. In addition, we must receive a stockholders’ proposal for an annual meeting within a specified period for that proposal to be included on the agenda. Because stockholders do not have the power to call meetings and stockholder proposals for consideration at an annual or special meeting are subject to timing requirements, any third-party takeover not supported by the board of directors would be subject to significant delays and difficulties.

The market for digital visualization solutions is characterized by rapidly changing technology, and if we do not respond in a timely manner, our products and technologies may not succeed in the marketplace.

          The market for e-commerce visualization solutions is characterized by rapidly changing technology. As a result, our success depends substantially upon our ability to continue to enhance our products and technologies and to develop new products and technologies that meet customers’ increasing expectations. Additionally, we may not be successful in developing and marketing enhancements to our existing products and technologies or introducing new products and technologies on a timely basis. Our new or enhanced products and technologies may not succeed in the marketplace.

          In addition, the computer graphics industry is subject to rapidly changing methods and models of information delivery. If a general market migration to a method of information delivery that is not conforming with our technologies were to occur, our business and financial results would be adversely impacted.

We may be unable to protect our intellectual property rights.

          Our success and ability to compete substantially depend on the uniqueness or value of our products and technologies. We rely on a combination of copyright, trademark, patent, trade secret laws, and employee and third-party nondisclosure agreements to protect our intellectual and proprietary rights, products, and technologies. Policing unauthorized use of our products and technologies is difficult and the steps we take may not prevent the misappropriation or infringement of technology or proprietary rights. In addition, litigation may be necessary to enforce our intellectual property rights. Such misappropriation or litigation could result in substantial costs and diversion of resources and the potential loss of intellectual property rights, any of which would adversely impair our business.

We may be liable for infringing the intellectual property rights of others.

          Our products and technologies may be the subject of infringement claims in the future. This could result in costly litigation and could require us to obtain a license to the intellectual property of third parties. We may be unable to obtain licenses from these third parties on favorable terms, if at all. Even if a license is available, we may have to pay substantial royalties to obtain it. If we cannot obtain necessary licenses on reasonable terms, our business would be adversely affected.

Regulatory and legal uncertainties could harm our business.

          We are not currently subject to direct regulation by any government agency other than laws or regulations applicable generally to e-commerce. Due to the increasing popularity and use of the Internet and other online services, federal, state, and local governments may adopt laws and regulations, or amend existing laws and regulations, with respect to the Internet or other online services covering issues such as user privacy, pricing, content, copyrights, distribution, and characteristics and quality of products and services. In 1998, the United States Congress established the Advisory Committee on Electronic Commerce which is charged with investigating, and making recommendations to Congress regarding, the taxation of sales by means of the Internet. Furthermore, the growth and development of the market for e-commerce may prompt calls for more stringent consumer protection laws and impose additional burdens on companies conducting business online. The adoption of any additional laws or regulations may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for our services and increase our cost of doing business, or otherwise have a material adverse effect on our business, prospects, financial condition and results of operations. Moreover, the relevant governmental authorities have not resolved the applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership and personal privacy and it may take time to resolve these issues definitively. Any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services could have a material adverse effect on our business, prospects, financial condition and results of operations.

Changes in regulations or user concerns regarding privacy and protection of user data could adversely affect our business.

          Federal, state and international laws and regulations may govern the collection, use, sharing and security of data that we receive from our users and partners. In addition, we have and post on our website our own privacy policies and practices concerning the collection, use and disclosure of user data. Any failure, or perceived failure, by us to comply with our posted privacy policies or with any data-related consent orders, Federal Trade Commission requirements or other federal, state or international privacy-related laws and regulations could result in proceedings or actions against us by governmental entities or others, which could potentially have an adverse effect on our business.

          Further, failure or perceived failure to comply with our policies or applicable requirements related to the collection, use, sharing or security of personal information or other privacy-related matters could result in a loss of user confidence in us and ultimately in a loss of users, partners or advertisers, which could adversely affect our business.

          There are a large number of legislative proposals pending before the United States Congress, various state legislative bodies and foreign governments concerning privacy issues related to our business. It is not possible to predict whether or when such legislation may be adopted. Certain proposals, if adopted, could impose requirements that may result in a decrease in our revenues. In addition, the interpretation and application of user data protection laws are in a state of flux. These laws may be interpreted and applied inconsistently from country to country and inconsistently with our current data protection policies and practices. Complying with these varying international requirements could cause us to incur substantial costs or require us to change our business practices in a manner adverse to our business.

Internet security poses risks to our entire business.

          The process of e-commerce aggregation by means of our hardware and software infrastructure involves the transmission and analysis of confidential and proprietary information of the advertiser, as well as our own confidential and proprietary information. The compromise of our security or misappropriation of proprietary information could have a material adverse effect on our business, prospects, financial condition and results of operations. We rely on encryption and authentication technology licensed from other companies to provide the security and authentication necessary to effect secure Internet transmission of confidential information, such as credit and other proprietary information. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments may result in a compromise or breach of the technology used by us to protect client transaction data. Anyone who is able to circumvent our security measures could misappropriate proprietary information or cause material interruptions in our operations. We may be required to expend significant capital and other resources to protect against security breaches or to minimize problems caused by security breaches. To the extent that our activities or the activities of others involve the storage and transmission of proprietary information, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. Our security measures may not prevent security breaches. Our failure to prevent these security breaches may have a material adverse effect on our business, prospects, financial condition and results of operations.

FORWARD-LOOKING STATEMENTS

          In addition to historical information, this prospectus contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from the results implied by the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in the section entitled “Risk Factors.” You should carefully review the risks described in other documents we file from time to time with the Securities and Exchange Commission, including any future reports to be filed in 2008 and our Annual Report on Form 10-K, as amended, for 2006. When used in this prospectus, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “targets,” “estimates,” and similar expressions are generally intended to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this prospectus.

OTHER INFORMATION

          You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

          No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

USE OF PROCEEDS

          This prospectus is a part of a registration statement that permits the selling stockholders to offer the shares for resale from time to time. Of the 20,428,570 shares subject to this registration, 4,714,285 of this amount are shares of common stock underlying warrants issued by Enliven to the selling stockholders. Subject to certain exceptions, exercise of these warrants by the holders thereof will result in up to $3,959,999 in proceeds to Enliven, which will be used for general corporate purposes. Except as described in the preceding sentence, this prospectus is solely for the purpose of sales by the selling stockholders and we will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders under this prospectus.

PRIVATE PLACEMENTS OF COMMON STOCK

May 2007 Private Placement of Common Stock and Warrants

          The Company entered into a Securities Purchase Agreement with certain accredited investors, dated as of May 4, 2007, under which the Company issued 13.3 million shares of the Company’s common stock in a private placement to such accredited investors at a purchase price of $0.40 per share (resulting in aggregate gross proceeds of $5.3 million). The investors in the transaction also received warrants to purchase an additional 3.3 million shares of common stock at an exercise price of $0.45 per share (subject to certain adjustments). Such warrants are not exercisable for six months following issuance and have an aggregate term of three and one-half years. On May 7, 2007 the Company announced the closing of the transaction and the receipt of $5.3 million.

          On May 7, 2007, in connection with the investment by DG FastChannel, Inc. of $4.3 million of the $5.3 million raised in the private placement referenced above, the Company announced that it had entered into a strategic partnership with DG FastChannel, Inc., the leading provider of digital media services to the advertising and broadcast industries. DG FastChannel will integrate its media services platform with the Company’s Unicast advertising solutions technology to launch its latest advertising industry innovation by deploying a next-generation platform for managing and delivering both traditional and interactive advertising. Revenues generated from the strategic partnership will be related party revenue. For the three and nine months ended September 30, 2007, revenues generated from this agreement were immaterial.

October 2007 Private Placement of Common Stock and Warrants

          In addition, the Company entered into a Securities Purchase Agreement with certain accredited investors, dated as of October 18, 2007, pursuant to which the Company issued 15.7 million shares of its common stock in a private placement to such accredited investors at a purchase price of $0.70 per share (resulting in aggregate gross proceeds of $11 million). The investors in the transaction also received warrants to purchase an additional 4.7 million shares of common stock at an exercise price of $0.84 per share (subject to certain adjustments). Such warrants are not exercisable for six months following issuance and have an aggregate term of five and one-half years. Of the gross proceeds of $11 million received from investors, approximately $5.0 million was used to purchase Springbox. In addition, pursuant to the private placement we paid a fee of $660,000 and issued warrants to purchase 314,286 shares to Merriman Curhan Ford & Co., as placement agent.

          In connection with the Securities Purchase Agreement, we entered into a registration rights agreement with the investors. The registration rights agreement requires us to (i) file a registration statement covering the resale of all of the shares of common stock issued to the selling stockholders no later than forty-five (45) days following October 18, 2007 and (ii) have the registration statement declared effective no later than (a) one hundred twenty (120) days following October 18, 2007 if the SEC informs the Company in writing within such 120-day period that it will not review the registration statement or (b) one hundred fifty (150) days following October 18, 2007, if the Company is not so informed in writing by the SEC. Failure to meet these deadlines subjects us to a cash payment of liquidated damages based upon the number of days in which we are in default. We have agreed to pay all registration expenses in connection with such registration (other than underwriting discounts and commissions) and to customary indemnification and contribution protections for these selling stockholders under the federal securities laws and otherwise.

SELLING STOCKHOLDERS

          This prospectus covers the offering of shares of common stock by the selling stockholders named below. This prospectus is part of a registration statement filed in order to register, on behalf of the selling stockholders an aggregate total of 20,428,570 shares of common stock, including 4,714,285 shares of common stock issuable upon exercise of warrants, issued in a private placement transaction completed on October 18, 2007.

          The following individuals and entities are the selling stockholders: ASC Capital Partners LP; Chesapeake Partners Master Fund, Ltd.; Chesapeake Partners Limited Partnership; Diker Micro-Value Fund LP; Diker Micro-Value QP Fund, LP; Galleon Captains Offshore Ltd.; Galleon Captains Partners, LP; Galleon International Master Fund SPC, Ltd.; Stephen Grosberg; High Street Fund I, LLC; Kaia Investment Management; John & Laura Maring; Prime Mover Capital Partners LP; Truk International Fund, LP and Truk Opportunity Fund LLC.

          Except for the foregoing and the acquisition of common stock described under the heading “Private Placements of Common Stock”, the selling stockholders have not had any other material relationship with us within the past three years.

          The table below sets forth other information regarding the beneficial ownership of common stock by the selling stockholders. The second column lists the number of shares of common stock beneficially owned by the selling stockholders as of January 31, 2008. The third column lists the shares of common stock being offered by this prospectus by the selling stockholders. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus. The selling stockholders may sell all, some or none of its shares in this offering. See “Plan of Distribution.”

Name	Number of Shares Beneficially Owned Before Offering		Maximum Number of Shares to be Sold Pursuant to this Prospectus		Number of Shares Owned After Offering(1)		Percentage of Shares Owned After Offering(1)(2)

ASC Capital Partners LP(3)	92,858	(4)	92,858	(4)	0		*

Chesapeake Partners Master Fund, Ltd.(5)	4,847,800	(6)	3,714,286	(6)	1,133,514		1.1%

Chesapeake Partners Limited Partnership(5)	4,801,022	(7)	3,714,286	(7)	1,086,736		1.1%

Diker Micro-Value Fund, LP(8)	4,496,174	(9)	3,751,869	(9)	744,305		*

Diker Micro-Value QP Fund, LP(8)	5,290,968	(10)	4,605,273	(10)	685,695		*

Galleon Captains Offshore Ltd.(11)	735,483	(12)	509,080	(12)	226,403		*

Galleon Captains Partners, LP(11)	203,660	(13)	140,920	(13)	62,740		*

Galleon International Master Fund SPC, Ltd.(11)	650,000	(14)	650,000	(14)	0		*

Stephen Grosberg	4,690,834	(15)	557,142	(15)	4,133,692		4.2%

High Street Fund I, LLC(16)	464,286	(17)	464,286	(17)	0		*

Kaia Partners I LP(18)	185,714	(19)	185,714	(19)	0		*

John & Laura Maring	971,428	(20)(21)	371,428	(21)	600,000	(20)	*

Prime Mover Capital Partners LP(22)	2,029,893	(23)	1,207,142	(23)	822,751		*

Truk International Fund, LP(24)	92,858	(25)	92,858	(25)	0		*

Truk Opportunity Fund, LLC(24)	371,428	(26)	371,428	(26)	0		*

* Represents beneficial ownership of less than 1% of Common Stock.

(1)

This figure assumes the selling stockholders will sell all of their shares available for sale during the effectiveness of the registration statement that includes this prospectus. The selling stockholders are not required to sell their shares. See “Plan of Distribution.”

(2)

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of January 31, 2008 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. Percentage ownership is based on 99,055,155 shares of Common Stock outstanding on January 8, 2008.

(3)	Adam Cohen has voting and investment control over the Enliven shares and stock warrants held by ASC Capital Partners LP.

(4)

Total includes 21,429 shares issuable upon exercise of a stock warrant held by ASC Capital Partners LP, at a price per share of $0.84 that were issued on October 18, 2007. The warrant is not exercisable for a period of six months following October 18, 2007 and expires on April 18, 2013.

(5)

The Enliven securities previously held by Chesapeake Partners International Ltd. were transferred to Chesapeake Partners Master Fund, Ltd. Chesapeake Partners Management Co., Inc. has shared voting and dispositive power as to the Enliven shares and stock warrants held by both Chesapeake Partners Limited Partnership and Chesapeake Partners Master Fund, Ltd. In addition, Mark Lerner and Traci Lerner are officers of Chesapeake Partners Management Co., Inc. and have shared voting and dispositive power over the Enliven shares and stock warrants held by Chesapeake Partners Limited Partnership and Chesapeake Partners Master Fund, Ltd.

(6)

Total includes 857,143 shares issuable upon exercise of a stock warrant held by Chesapeake Partners Master Fund, Ltd., at a price per share of $0.84 that were issued on October 18, 2007. The warrant is not exercisable for a period of six months following October 18, 2007 and expires on April 18, 2013. Total also includes 50,000 shares issuable upon exercise of a stock warrant held by Chesapeake Partners Master Fund, Ltd. at a price per share of $1.20 that were issued on December 29, 2005 and that expire on December 29, 2008.

(7)

Total includes 857,143 shares issuable upon exercise of a stock warrant held by Chesapeake Partners Limited Partnership, at a price per share of $0.84 that were issued on October 18, 2007. The warrant is not exercisable for a period of six months following October 18, 2007 and expires on April 18, 2013. Total also includes 50,000 shares issuable upon exercise of a stock warrant held by Chesapeake Partners Limited Partnership at a price per share of $1.20 that were issued on December 29, 2005 and that expire on December 29, 2008.

(8)

Diker Management, LLC has shared voting and dispositive power as to the Enliven shares and stock warrants held by both Diker Micro-Value QP Fund and Diker Micro-Value Fund, LP. In addition, Charles M. Diker and Mark Diker are the managing members of each of Diker GP, LLC and Diker Management, LLC and have shared voting and dispositive power over the Enliven shares and stock warrants held by Diker Micro-Value QP Fund and Diker Micro-Value Fund, LP.

(9)

Total includes 865,816 shares issuable upon exercise of a stock warrant held by Diker Micro-Value Fund, LP, at a price per share of $0.84 that were issued on October 18, 2007. The warrant is not exercisable for a period of six months following October 18, 2007 and expires on April 18, 2013.

(10)

Total includes 1,062,755 shares issuable upon exercise of a stock warrant held by Diker Micro-Value QP Fund, LP, at a price per share of $0.84 that were issued on October 18, 2007. The warrant is not exercisable for a period of six months following October 18, 2007 and expires on April 18, 2013.

(11)

Raj Rajaratnam has voting and investment control over the Enliven shares and stock warrants held by Galleon Captains Offshore Ltd., Galleon Captains Partners, LP, Galleon International Master Fund SPC, Ltd.

(12)

Total includes 117,480 shares issuable upon exercise of a stock warrant held by Galleon Captains Offshore Ltd., at a price per share of $0.84 that were issued on October 18, 2007. The warrant is not exercisable for a period of six months following October 18, 2007 and expires on April 18, 2013.

(13)

Total includes 32,520 shares issuable upon exercise of a stock warrant held by Galleon Captains Partners, LP, at a price per share of $0.84 that were issued on October 18, 2007. The warrant is not exercisable for a period of six months following October 18, 2007 and expires on April 18, 2013.

(14)

Total includes 150,000 shares issuable upon exercise of a stock warrant held by Galleon International Master Fund SPC, Ltd. at a price per share of $0.84 that were issued on October 18, 2007. The warrant is not exercisable for a period of six months following October 18, 2007 and expires on April 18, 2013.

(15)

Stephen Grosberg is a member of a group that beneficially owns an aggregate amount of 4,133,692 shares of Company common stock. Total also includes 128,571 shares issuable upon exercise of a stock warrant held by Stephen Grosberg, at a price per share of $0.84 that were issued on October 18, 2007. The warrant is not exercisable for a period of six months following October 18, 2007 and expires on April 18, 2013.

(16)	William Furber has voting and investment control over the Enliven shares and stock warrants held by High Street Fund I, LLC.

(17)

Total includes 107,143 shares issuable upon exercise of a stock warrant held by High Street Fund I, LLC, at a price per share of $0.84 that were issued on October 18, 2007. The warrant is not exercisable for a period of six months following October 18, 2007 and expires on April 18, 2013.

(18)	Oded Levy has voting and investment control over the Enliven shares and stock warrants held by Kaia Partners I LP.

(19)

Total includes 42,857 shares issuable upon exercise of a stock warrant held by Kaia Partners I LP, at a price per share of $0.84 that were issued on October 18, 2007. The warrant is not exercisable for a period of six months following October 18, 2007 and expires on April 18, 2013.

(20)

Total includes 500,000 shares of Enliven stock and 100,000 shares issuable upon exercise of a stock warrant held by Endeavour LP, at a price per share of $1.20 that were issued on December 29, 2005 and that expire on December 29, 2008. Queste Inc. is the general partner of Endeavour LP. John Maring, the President of Queste Inc. has voting and investment control over the Enliven shares held by Endeavour LP.

(21)

Total includes 85,714 shares issuable upon exercise of a stock warrant held by John & Laura Maring, at a price per share of $0.84 that were issued on October 18, 2007. The warrant is not exercisable for a period of six months following October 18, 2007 and expires on April 18, 2013.

(22)	Peter Belton has voting and investment control over the Enliven shares and stock warrants held by Prime Mover Capital Partners, LP.

(23)

Total includes 278,571 shares issuable upon exercise of a stock warrant held by Prime Mover Capital Partners, LP, at a price per share of $0.84 that were issued on October 18, 2007. The warrant is not exercisable for a period of six months following October 18, 2007 and expires on April 18, 2013.

(24)	Michael Fein and Stephen Saltzutein have shared voting and investment control over the Enliven shares and stock warrants held by Truk International Fund, LP and Truk Opportunity Fund, LLC.

(25)

Total includes 21,429 shares issuable upon exercise of a stock warrant held by Truk International Fund, LP, at a price per share of $0.84 that were issued on October 18, 2007. The warrant is not exercisable for a period of six months following October 18, 2007 and expires on April 18, 2013.

(26)

Total includes 85,714 shares issuable upon exercise of a stock warrant held by Truk Opportunity Fund, LLC, at a price per share of $0.84 that were issued on October 18, 2007. The warrant is not exercisable for a period of six months following October 18, 2007 and expires on April 18, 2013.

          Based on the information provided to us, none of the selling stockholders are or are affiliates of a registered broker-dealer.

          At the time the selling stockholders acquired the shares being offered under this prospectus, the selling stockholders had no agreements or understandings, directly or indirectly, with any person to distribute these shares.

PLAN OF DISTRIBUTION

          We are registering the shares of common stock issued to the selling stockholders to permit the resale of these shares of common stock by the holders of the common stock from time to time after the date of this prospectus. Other than as set forth in the following paragraph, we will bear all reasonable fees and expenses incident to our obligation to register the shares of common stock.

          The selling stockholders may sell all or a portion of the common stock offered under this prospectus from time to time directly or through one or more underwriters, broker-dealers or agents. If the common stock is sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	in privately negotiated transactions;

•	through put or call option transactions, whether such options are listed on an options exchange or otherwise;

•	through the settlement of short sales;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	through a combination of any such methods of sale; and

•	through any other method permitted pursuant to applicable law.

          The selling stockholders may also sell shares under Rule 144 of the Securities Act of 1933, as amended, if available, rather than under this prospectus.

          If a selling stockholder effects such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, the underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. These discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved. In connection with sales of the common stock or otherwise, a selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

          The selling stockholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if a selling stockholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer, donate, and distribute the shares of common stock in other circumstances, in which case the transferees, donees, pledgees, distributees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

          The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any commission paid, or any discounts or concessions allowed to any such broker-dealer may be deemed underwriting commissions or discounts under the Securities Act of 1933, as amended. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

          Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

          There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

          The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under that statute, including, without limitation, possibly Regulation M. This may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

          We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act of 1933, as amended, in accordance with the registration rights agreement. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act of 1933, as amended, that may arise from any written information they furnish to us specifically for use in this prospectus, in accordance with the registration rights agreement.

          Once sold under the registration statement of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

          Each share of common stock is sold together with certain stock purchase rights. These rights are described in the Amended and Restated Rights Agreement, dated as of June 24, 1999, filed as Exhibit 4 to our registration statement filed on Form 8-A (File No. 000-27168), which we filed with the SEC on October 29, 1999, as amended by Amendment 1 to the Amended and Restated Rights Agreement, dated as of November 28, 2000, filed as Exhibit 99.5 to our registration statement filed on Form 8-A, which we filed with the SEC on December 5, 2000 and Amendments No.2 and No. 3 to the Amended and Restated Agreement, dated as of October 5, 2001 and May 17, 2007, respectively, filed as Exhibits 4.1 and 4.2 to our registration statement filed on Form 8-A which we filed with the SEC on May 18, 2007. See “Incorporation of Documents by Reference” below.

LEGAL MATTERS

          The validity of the common stock offered by this prospectus will be passed on for us by Andrew J. Graf, General Counsel of Enliven Marketing Technologies Corporation, New York, New York.

EXPERTS

          The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K/A (Amendment No. 1) of the Company for the year ended December 31, 2006, have been so incorporated in reliance on the report (which contains an explanatory paragraph about the Company’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF DOCUMENTS BY REFERENCE

          The Commission allows us to “incorporate by reference” in this prospectus reports that we file with them, which means that we can disclose important information to you by referring you to those reports. Accordingly, we are incorporating by reference in this prospectus the documents listed below and any documents we file with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus until the offering is completed:

(1)	our Annual Report on Form 10-K for the year ended December 31, 2006;

(2)	our amended Annual Report on Form 10-K/A (Amendment No. 1) for the year ended December 31, 2006;

(3)	our amended Annual Report on Form 10-K/A (Amendment No. 2) for the year ended December 31, 2006;

(4)	our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2007, June 30, 2007, and March 31, 2007;

(5)

our Current Reports on Form 8-K and Form 8-K/A filed on January 12, 2007, March 14, 2007, March 16, 2007, May 2, 2007, May 3, 2007, May 8, 2007, May 10, 2007, May 18, 2007, May 31, 2007, June 7, 2007, September 21, 2007, October 19, 2007, November 2, 2007, November 19, 2007, December 7, 2007, December 18, 2007 and January 11, 2008, and

(6)

the description of our common stock set forth on our registration statement filed on October 26, 1995 with the Commission on Form 8-A pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, including any amendments or reports filed for the purpose of updating that description.

          In addition, all documents filed by us pursuant to the Exchange Act after the date of the initial filing of this registration statement and prior to effectiveness of the registration statement will be deemed to be incorporated by reference into this prospectus.

          The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. Any information that we file later with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, will automatically update and supersede this information.

WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and current reports, proxy statements and other documents with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy any of those reports, proxy statements or other documents at the public reference facilities maintained by the Commission at Public Reference Room, MS 0102, 100 F Street NE, Washington, DC 20549-2521. Please call the Commission at 1-800-SEC-0330 for further information on its public reference facilities. These filings are also available to the public from commercial document retrieval services and at the Commission’s Web site at http://www.sec.gov. You may also read and copy our annual and quarterly reports and additional information, including news releases, about our business and operations from our website at http://www.viewpoint.com. Information contained in this website does not constitute, and shall not be deemed to constitute, part of this prospectus.

          You may also request a copy of any of our filings with the Commission, or any of the agreements or other documents that constitute exhibits to those filings, at no cost, by writing or telephoning us at the following address or phone number:

Corporate Secretary
Enliven Marketing Technologies Corporation
205 West 39th Street, 16th Floor

New York, New York 10018
(212) 201-0800
Attn: Andrew J. Graf, Corporate Secretary

          This prospectus constitutes a part of a registration statement on Form S-3 filed by us with the Commission under the Securities Act of 1933, as amended. This prospectus does not contain all the information that is contained in the registration statement, some of which we are allowed to omit under the rules and regulations of the Commission. We refer to the registration statement and to the exhibits filed with the registration statement for further information with respect to Enliven. Copies of the registration statement and the exhibits to the registration statement are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described above. Statements contained in this prospectus concerning the provisions of documents are summaries of the material provisions of those documents, and each of those statements is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other expenses of issuance and distribution

          The following table sets forth the estimated costs and expenses, other than the underwriting discounts and commissions, all of which are payable by Enliven Marketing Technologies Corporation (the “Registrant”), in connection with the sale of the common stock being offered by the selling stockholders.

SEC registration fee	$864.00
Legal fees and expenses	$30,000.00
Accounting fees and expenses	$11,000.00
Printing expenses	$2,000.00
Miscellaneous	$3,000.00

Total	$46,864.00

Item 15. Indemnification of directors and officers

          Section 145 of the Delaware General Corporation Law (“DGCL”) makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) arising under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise.

          The Registrant’s amended and restated certificate of incorporation provides for indemnification of the Registrant’s directors against liability to the Registrant and its stockholders to the fullest extent permitted by the DGCL.

          The Registrant’s Bylaws provide that the Registrant shall indemnify its directors and officers and may indemnify others to the fullest extent permitted by law. The Registrant’s Bylaws also permit the Registrant to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification. The Registrant also maintains an insurance policy insuring its directors and officers against liability for certain acts and omissions while acting in their official capacities.

Item 16. Exhibits

EXHIBIT NUMBER	EXHIBIT DESCRIPTION

4.1

Securities Purchase Agreement, dated as of October 18, 2007, by and between Enliven Marketing Technologies Corporation and the parties listed on the signature pages attached thereto, previously Filed as Exhibit 10.1 to Amendment No. 1 to Form 8-K filed by the Company on October 19, 2007.

4.2

Registration Rights Agreement, dated as of October 18, 2007, by and between Enliven Marketing Technologies Corporation and the parties listed on the signature pages attached thereto previously filed as Exhibit 10.2 to Amendment No. 1 to Form 8-K filed by the Company on October 19, 2007.

4.3	Form of Warrant for Common Stock of Enliven Marketing Technologies Corporation previously filed as Exhibit 10.3 to Amendment No. 1 to Form 8-K filed by the Company on October 19, 2007.

5.1	Opinion of Andrew J. Graf with respect to the validity of the securities being offered.

23.1	Consent of Andrew J. Graf (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

24	Power of Attorney, previously filed as Exhibit 24 to Form S-3 filed by the Company on November 21, 2007.

Item 17. Undertakings

          The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(b)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(c)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(4)

That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on February 6, 2008.

ENLIVEN MARKETING TECHNOLOGIES CORPORATION

By:	/s/ Patrick Vogt

Name: Patrick Vogt
Title: President and Chief Executive Officer

SIGNATURE	TITLE	DATE

/s/ Patrick Vogt	Director, President and Chief Executive Officer	February 6, 2008

Patrick Vogt

/s/ Christopher C. Duignan	Chief Financial Officer	February 6, 2008
(Principal Accounting Officer)
Christopher C. Duignan

/s/ Samuel Jones, Jr.*	Director	February 6, 2008

Samuel H. Jones, Jr.

/s/ Dennis R. Raney*	Director	February 6, 2008

Dennis R. Raney

/s/ James J. Spanfeller*	Director	February 6, 2008

James J. Spanfeller

/s/ Harvey D. Weatherson*	Chairman of the Board of Directors	February 6, 2008

Harvey D. Weatherson

*	The undersigned by signing his name hereto, does hereby sign this Amendment No. 3 to Registration Statement on behalf of the above indicated director of the Registrant pursuant to the Power of Attorney signed by such director.
By:	/s/ Christopher C. Duignan
Christopher C. Duignan
Attorney-in-Fact

EXHIBIT INDEX

EXHIBIT NUMBER	EXHIBIT DESCRIPTION

4.1

Securities Purchase Agreement, dated as of October 18, 2007, by and between Enliven Marketing Technologies Corporation and the parties listed on the signature pages attached thereto previously filed as Exhibit 10.1 to Amendment No. 1 to Form 8-K filed by the Company on October 19, 2007.

4.2

Registration Rights Agreement, dated as of October 18, 2007, by and between Enliven Marketing Technologies Corporation and the parties listed on the signature pages attached thereto previously filed as Exhibit 10.2 to Amendment No. 1 to Form 8-K filed by the Company on October 19, 2007.

4.3	Form of Warrant for Common Stock of Enliven Marketing Technologies Corporation previously filed as Exhibit 10.3 to Amendment No. 1 to Form 8-K filed by the Company on October 19, 2007.

5.1	Opinion of Andrew J. Graf with respect to the validity of the securities being offered.

23.1	Consent of Andrew J. Graf (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

24	Power of Attorney, previously filed as Exhibit 24 to Form S-3 filed by the Company on November 21, 2007.